INTERNET SPECIALIST CONSULTING AGREEMENT

     THIS AGREEMENT is made and entered into this ---- day of ---------, 1997, by and between Mediconsult.com, Incorporated, a Bermuda corporation, having a principal place of business at Mediconsult.com Ltd., Jardine House, 4th Floor, 33 Reid Street, PO Box HM 2903, Hamilton, HM 12, Bermuda, hereinafter "Mediconsult.com") and -----------------------, an individual aving a principal place of business at ----------------- (hereinafter "Specialist").

                           W I T N E S S E T H

     Whereas, Mediconsult.com has developed a Site on the World Wide Web portion of the Internet for the purpose of providing a gateway for informational access to a comprehensive source of medical-related information geared toward the clinical and informational needs of practicing physicians, health care professionals and the general public;

     Whereas, Mediconsult.com desires to have a Select a Specialist section on its Site that allows Users of the Site to submit hypothetical questions to specialist physicians.

     Whereas, Mediconsult.com desires to have Specialist participate, as an independent contractor, in Mediconsult.com's Site and in the Select a Specialist service by providing medical-related information, promotion, and expert advice tailored to hypothetical questions that Mediconsult.com forwards to Specialist, and consultation regarding what information should be on the Site; and

     Whereas, Mediconsult.com and Specialist agree that the services will not constitute the licensed practice of medicine;

     Now, therefore, in consideration of the mutual covenants and promises set forth herein, the parties hereto agree as follows.

     1. Definitions. The following definitions shall apply for all purposes of this Agreement:

          (a) "Site" shall mean Mediconsult.com's services of providing and maintaining on the World Wide Web portion of the Internet a Home Page which provides informational access to a comprehensive source of medical-related information geared toward the clinical and informational needs of practicing physicians, health care professionals and the general public.

          (b) "Select a Specialist" shall mean the portion of the Site where a User can submit hypothetical questions to a specialist physician participating in the service. The User is able to review the credentials of the specialist physicians, select one or more physicians that appear to be able to provide the information they are seeking, and submit a hypothetical question including background information that they want information on. The User is instructed that the Specialist is not the User's personal physician, and that the Specialist will not know the identity of the User but will be asked the question in a hypothetical format. In addition, the User will be advised to discuss the answer to the hypothetical question with their health care provider before taking any action if the answer has application to an actual medical condition.


          (c) "User" shall mean a person who accesses the Select a Specialist portion of the Site and submits a question. The User could be another physician or a member of the general public. Mediconsult.com will not reveal the identity of the User to Specialist.

          (d) "Work Product" shall mean all data, documentation, and information, in whatever form, first produced or created by or for Specialist in the performance of work or the rendition of services under this Agreement.

          (e) "Reports" shall mean all data, documentation, and information, in whatever form, first produced or created by or for Specialist in responding to questions that Mediconsult.com forwarded to Specialist.

     2.   Work to be Performed and Services to be Rendered.

          (a) Specialist's Services to be Performed: Specialist agrees to participate in Mediconsult.com's Select a Specialist service. Specialist duties for participating in the Select a Specialist service will include:

               (i) Specialist will prepare a Report to any hypothetical question Mediconsult.com forwards to Specialist, according to a standard format. Specialist will then forward the Report to Mediconsult.com who will make the Report available to the User;

               (ii) Specialist agrees to provide the Report in a timely manner. If Specialist cannot prepare the Report within five days of receipt of the hypothetical question, Specialist is required to notify Mediconsult.com, so that Mediconsult.com can notify User;

               (iii) Specialist agrees to allow Mediconsult.com or a designate to have access to their reports and review them for quality assurance purposes. To ensure that the reports are developed in a consistent manner from physician to physician and that the visitor receives a report written at the right depth and reading level. This review will be conducted in a professional manner. Changes to the report may be suggested to enhance the value to the User, improve readability, adjust the amount of information provided, or potentially reduce the legal exposure. Moreover, Mediconsult.com may suggest that the tone of the report should be changed to clarify that the report is only in response to a hypothetical question and that the User should first meet with their health care provider before acting on the report;

               (iv) Specialist will provide Mediconsult.com with a current photograph and CV as well as a sample question and report and a self-description in the format specified by Mediconsult.com. Specialist agrees to have these materials published on the Site;

               (v) Specialist will provide contact information (phone, fax, pager, Internet ID, messaging system number, etc.), and keep Mediconsult.com apprised of any changes. This information will be kept private and confidential and will not be disclosed to Users;

               (vi) Specialist will maintain an active e-mail address and keep Mediconsult.com informed of any changes thereto; and

               (vii) Specialist will maintain normal professional liability insurance for medical malpractice. Mediconsult.com does not cover or indemnify the Specialist's legal fees and the cost of Specialist's tort defense or any claims or damages arising out of participating in services offered on the Site.

          (b) Privileges Specialist May Be Entitled to: By participating in the Select a Specialist service, Specialist is allowed to:

               (i) Suggest articles for inclusion in the journal club service portion of the Site;

               (ii) Contribute appropriate articles that the Specialist has authored to the journal club service portion of the Site;

               (iii) Identify medical conferences that Mediconsult.com should cover;

               (iv) Identify and or contribute material for the educational material service portion of the Site;

               (v) Participate in the support group service portion of the Site on a monthly basis to build credibility and maintain visibility;

               (vi) Participate in appropriate services as identified from time to time, such as: real audio recordings, chat groups, audio interviews, live on-line discussions, and related events;

               (vii) Conduct interviews for columns in off-line newsletters;

               (viii)    Be included in press releases;

               (ix) Participate in appropriate radio and TV talk shows to promote the Specialist, as well as the Mediconsult.com service;

               (x) Promote the Mediconsult.com service in appropriate situations, such as at conferences, in articles, interviews, etc.; and

               (xi) Place the Universal Resource Locator (URL) for the Mediconsult.com Site on Specialist's business cards, letterhead and promotional material.

          (c) Mediconsult.com's Services to be Performed: Mediconsult.com agrees to provide the following services:

               (i) Whenever a User of the Select a Specialist portion of the Site submits a hypothetical question to Mediconsult.com and designates Specialist to answer the hypothetical question, Mediconsult.com will forward the question to Specialist after reformatting the question and withholding the demographic information that refers to User. Once Mediconsult.com receives Specialist's Report, Mediconsult.com will forward it to the User;

               (ii) Mediconsult.com will maintain the service with appropriate firewalls and other security measures.

               (iii) Mediconsult.com will promote the service with appropriate on-line and off-line promotional activities.

          (d) Confidentiality Requirements: Mediconsult.com and Select a Specialist agree to maintain the confidentiality of patient information and identity. Both parties agree that any release of confidential information will occur only in compliance with applicable, state, federal, or a country's laws.

          3.   Intellectual Property Rights in the Reports and Work Product.

          (a) Specialist hereby grants to Mediconsult.com, and Mediconsult.com hereby accepts, the entire commercial right, title, and interest of Specialist in and to the Reports and Work Product and in and to all patents, copyrights, trade secrets, and other proprietary rights in or based on the Reports or Work Product.

          (b) Specialist and Mediconsult.com agree that if the Reports or Work Product or any portion thereof is copyrightable, it shall be deemed to be a "work made for hire," as such term is defined in the Copyright Laws of the United States.

          (c) Specialist shall cooperate with Mediconsult.com or its designees and execute all documents of assignment, oaths, declaration and other documents, as may be prepared by Mediconsult.com, to effect the foregoing or to perfect or enforce any proprietary rights resulting from or related to this Agreement. Such cooperation and execution shall be at no additional compensation to Specialist; provided, however, that Mediconsult.com shall reimburse Specialist for reasonable out-of-pocket expenses incurred.

          (d) The Reports and Work Product may not be reprinted or distributed for profit without first obtaining written permission from Mediconsult.com.

     4.   Compensation.

          (a) As compensation in full for the successful performance of all work and services to be performed hereunder, including the grant of rights in and to the Reports and Work Product, Mediconsult.com shall pay Specialist according to a schedule set forth in Exhibit I which will be tied to the number of Reports generated by the Specialist on a timely basis.

          Specialist acknowledges that compensation, although calculated based on number of reports, is actually for the overall participation in the various services on the Site, as well as for the generation of Reports and the assignment of intellectual property rights.

          (b) Mediconsult.com is entitled to change the rate which it pays to Specialist to reflect any change it makes in its overall charge to a User for using the Select a Specialist service.

          (c) Mediconsult.com will withhold the fees for the first ten Reports as compensation in order to offset the expenses of documentation, programming, and other set up costs.

          (d) Mediconsult.com has a "no questions asked" refund policy that it offers to Users. This is intended to promote customer satisfaction, avoid negative publicity and to protect the Specialist from legal or regulatory exposure. Refunds will be paid out on request and the report will be deducted from the number of reports to be paid in that period.

          (e) Promotion of the Mediconsult.com service is in the mutual interest of both parties and therefore promotional services will not be compensated.

          (f) Payments are made monthly by wire transfer to Specialist or an organization identified by Specialist.

          (g) Specialist is fully responsible for all income tax or other taxes related to these payments. Mediconsult.com will not make withholding or similar payments. Specialist will not be entitled to any benefits that may be offered to Mediconsult.com employees or other personnel.

     5. Covenant Not to Compete. For the term of this Agreement and for a period of six (6) months following the termination of this Agreement, Specialist agrees not to participate in a similar Internet service that provides medical-related information over the Internet.

     6.   Term of Agreement.

          (a) This Agreement shall be for a period of three (3) years from the date of execution of this Agreement, unless terminated or canceled as provided herein in Section 9.

          (b) The term of any right under proprietary rights granted to Mediconsult.com as a result of or related to this Agreement shall be for the full term of such proprietary rights.

     7.   Warranties and Representations.

          (a)  Specialist warrants and represents that:

               (i) The Work Product and the Reports generated pursuant to this Agreement will be original works, and Specialist will not knowingly submit
Reports that infringe on a third party's intellectual property rights;

               (ii) When creating Reports, Specialist will always respond using Mediconsult.com's standard format;

               (iii) Specialist has the authority to enter into this Agreement and to perform all obligations hereunder, including, but not limited to, the grant of rights and licenses to the Work Product and Background Rights and all proprietary rights therein or based thereon;

               (vi) Specialist has a license to practice medicine; and

               (v) Specialist will have during the term of this Agreement, appropriate malpractice insurance in an amount that satisfies Mediconsult.com.

          (b)  Mediconsult.com warrants and represents that:

               (i) It will advise Users to submit all questions in a hypothetical format; and

               (ii) User's identity will be kept confidential and will not be shared with Specialist (However, User is free to directly contact Specialist after User receives Specialist's Report).

     8. Indemnities. Specialist shall indemnify and hold Mediconsult.com harmless against any loss or liability to person or property arising out of any performance of Specialist under this Agreement, that Specialist knew or should have known was improper or inappropriate.

     9.   Termination/Cancellation.

          (a) This Agreement may be terminated or canceled by either party upon the occurrence of any of the following events, and neither party shall have any liability to the other party for the exercise of such right.

               (i) By either party, if the other party has breached a covenant, obligation or warranty under this Agreement and such breach remains uncured for a period of 30 days after notice thereof is sent to such other party;

               (ii) By either party, if the other party ceases to conduct business; or

               (iii) By either party, if either party is notified or becomes aware that the Select a Specialist service violates a State's or Country's laws.

          (b) Mediconsult.com has the right to terminate the Agreement if Specialist fails to generate Reports in a satisfactory and timely manner or fails to contribute to the other information services of the Site.

          (c) Mediconsult.com reserves the right to terminate or suspend the Agreement if Specialist is under disciplinary review or has been convicted of a felony crime, or misdemeanor stemming from his/her work as a physician.

          (d) Specialist reserves the right to terminate or suspend the Agreement with 15 days written notice and without cause if at any time Specialist determines that he/she cannot meet his/her obligations under the terms of the
Agreement.

          (e) In the event either party terminates or cancels this Agreement pursuant to this Paragraph 9, Mediconsult.com shall have no further liability to
Specialist, except to pay Specialist for the number of Reports generated and received by Mediconsult.com through the date of termination/cancellation.

     10.  General.

          (a) This Agreement is the sole and entire agreement between the parties relating to the subject matter hereof, and supersedes all prior understandings, agreements, and documentation relating to the subject matter hereof. This Agreement may be amended only by an instrument executed by the authorized representatives of both parties.

          (b) Any termination, cancellation or expiration of this Agreement notwithstanding, provisions which are intended to survive and continue shall so survive and continue, including but not limited to, the provisions of Paragraphs
3, 7, 8, and 10.

          (c) This Agreement shall be interpreted in accordance with the substantive law of Bermuda.

          (d) All notices, consents, approvals and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given when delivered personally or by overnight courier or three days after being mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt).

          (e) Specialist shall have no right to assign, sell, encumber, or otherwise transfer any right or interest granted by this Agreement. Any attempted assignment, sale, encumbrance, or transfer of any interest herein by Specialist shall be null and void and constitute a material breach of this Agreement.

     In witness whereof the parties hereto have caused this Agreement to be executed by their duly authorized representatives and to be effective as of the date first above written.

FOR MEDICONSULT.COM INCORPORATED


By:
    Robert Jennings, CEO
    Dated: ____________, 1997

SPECIALIST


By:

    Dated: ____________, 1997

                              EXHIBIT I

Current Specialist Compensation

The current rate of compensation per Specialist Report is US$130.00